INTERDIGITAL FOURTH QUARTER 2014 FINANCIAL RESULTS DRIVEN BY 38% INCREASE IN RECURRING REVENUE
Full Year 2014 Sees 46% Increase in Recurring Revenue, 173% Increase in Net Income,

WILMINGTON, DE.—February 19, 2015—InterDigital, Inc. (NASDAQ: IDCC), a mobile technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2014.
Fourth Quarter 2014 Financial Highlights

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Total revenue was $86.1 million, compared to $99.7 million in fourth quarter 2013. Revenue for fourth quarter 2013 included $38.1 million of past sales revenue. Recurring revenue was $85.1 million, consisting of current patent royalties and current technology solutions revenue, representing an increase of 38% compared to $61.6 million in fourth quarter 2013.

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Fourth quarter 2014 operating expenses were $60.8 million, compared to $61.7 million in fourth quarter 2013. Intellectual property enforcement expenses were $14.5 million, a 22% decrease compared to $18.6 million in fourth quarter 2013.

•	Net income[1] was $13.8 million, or $0.36 per diluted share, compared to net income of $14.5 million, or $0.35 per diluted share, in fourth quarter 2013.

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In fourth quarter 2014, the company generated $43.5 million of free cash flow[2] compared to $14.9 million used in fourth quarter 2013. Ending cash and short-term investments totaled $703.9 million. The increase in the company's free cash flow was primarily attributable to the new license agreements entered into during second quarter 2014.

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During fourth quarter 2014, the company repurchased 1.6 million shares of common stock for $64.6 million. In addition, from January 1, 2015 through February 18, 2015, the company repurchased approximately 48 thousand additional shares at a cost of $2.2 million. Since initiating the $300 million stock repurchase program in June 2014, the company has repurchased a total of 3.6 million shares for $154.8 million

Full Year 2014 Financial Highlights

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Total revenue was $415.8 million, a 28% increase compared to $325.4 million in 2013. This year-over-year increase in total revenue was primarily attributable to the $88.8 million increase in current patent royalties as a result of new patent license agreements signed in second quarter 2014 and increased shipments by certain of our licensees.

•	Recurring revenue was $288.8 million, representing an increase of 46% compared to $198.3 million in 2013.

•	2014 operating expenses were $246.9 million, compared to $240.6 million in 2013. Intellectual property enforcement expenses were $52.1 million, a 31% decrease compared to $75.0 million in 2013.

•	Net income[1] was $104.3 million, or $2.62 per diluted share, compared to net income of $38.2 million, or $0.92 per diluted share, in 2013.

•	In 2014, the company generated $203.0 million of free cash flow[2] compared to $179.5 million in 2013.

•	During 2014, the company repurchased 3.6 million shares of common stock for $152.6 million.
“The fourth quarter of 2014 capped a remarkable year that saw dramatic increases in our recurring revenues and net income, cementing our position as a mobile technology leader. We also saw continued research success that positions us strongly in future technologies,” said William J. Merritt, President and CEO of InterDigital. “Our success in driving the top line was matched by our efforts to maintain flat expenses while driving a broader range of technology research than ever before. Our results for 2014 underscore the strength and scalability of our business model.”
Additional Financial Highlights for Fourth Quarter 2014

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The slight decrease in fourth quarter 2014 operating expenses compared to fourth quarter 2013 was primarily due to $4.1 million decrease in intellectual property enforcement expenses, driven by lower costs related to the company's USITC proceedings and related actions. This and other decreases were partially offset by a $2.5 million increase in patent amortization primarily related to growth in our patent portfolio, and various other smaller increases.

•	Companies that accounted for ten percent or more of fourth quarter 2014 total revenue were Pegatron Corporation (28%), Samsung Electronics Co., Ltd. (20%) and Sony Corporation of America (12%).

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The company's fourth quarter effective tax rate was approximately 36 percent as compared to 43 percent during fourth quarter 2013, based on the statutory federal tax rate net of discrete federal and state taxes. The decrease in the effective tax rate between fourth quarter 2014 and fourth quarter 2013 is driven by the impact of lower state tax expenses resulting, in part, from the company's income tax mix between patent licensing royalties and technology solutions revenue.

Additional Financial Highlights for Full Year 2014

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The increase in 2014 operating expenses compared to 2013 was primarily due to a $13.4 million increase in performance-based incentive compensation and an $8.5 million increase in depreciation and amortization related to growth in our patent portfolio. These and other increases were partially offset by a $22.9 million decrease in intellectual property enforcement expenses, primarily due to lower costs related to the company's USITC proceedings and licensee related actions.

•	Companies that accounted for ten percent or more of 2014 total revenue were Samsung (33%) and Pegatron (18%).

•	The increase in the company’s free cash flow was primarily attributable to cash payments received in 2014 attributable to the new license agreements entered into during second quarter 2014.

•
The company's 2014 effective tax rate was approximately 34 percent as compared to 42 percent during 2013, based on the statutory federal tax rate net of discrete federal and state taxes. The decrease in the effective tax rate between 2014 and 2013 is driven by the impact of lower state tax expenses resulting, in part, from the company's income tax mix between patent licensing royalties and technology solutions revenue. Additionally, net benefits recorded in 2014 attributable to research and development tax credits contributed to the decrease in the effective rate.

Near-Term Outlook
"We expect that sales volumes of our per-unit licensees in fourth quarter 2014 will drive our first quarter 2015 total revenue to a range of between $107 million and $110 million, comprised entirely of recurring revenue," said Richard J. Brezski, Chief Financial Officer. “This expected sequential quarterly increase is based on the same set of licensees and is driven, in part, by second half 2014 product introductions that saw tremendous market success but also introduce a cyclical element to our first quarter guidance. Consistent with our practice, this revenue guidance is based on royalty reports received to date, and does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2015."

Conference Call Information

InterDigital will host a conference call on Thursday, February 19, 2015 at 10:00 a.m. Eastern Time to discuss its fourth quarter 2014 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the United States or (913) 312-1254 from outside the United States. Please call by 9:50 a.m. ET on February 19 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 19 through 1:00 p.m. ET February 24. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 9689685.

About InterDigital®
InterDigital develops wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our current expectations with respect to the company's first quarter 2015 revenue. Words such as "believe," “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital’s roadmap; (v) our ability to commercialize the company’s technologies and enter into customer agreements; (vi) the failure of the markets for the company’s current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company’s technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, delays in the timely receipt and final reviews of quarterly royalty reports from our licensees, delays in payments from our licensees and related matters; (ix) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during first quarter 2015; (x) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (xi) changes or inaccuracies in market projections; and (xii) changes in the company’s business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes

1    Throughout this press release, net income (loss) and diluted earnings per share are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
REVENUES:
Per-unit royalty revenue	$49,220	$40,994	$157,250	$122,709
Fixed fee amortized royalty revenue	33,358	16,917	121,903	67,658
Current patent royalties	82,578	57,911	279,153	190,367
Past patent royalties	1,050	36,388	124,236	73,808
Total patent licensing royalties	83,628	94,299	403,389	264,175
Patent sales	—	—	1,999	—
Current technology solutions revenue	2,493	3,719	9,633	7,960
Past technology solutions revenue	—	1,665	800	53,226
	$86,121	$99,683	$415,821	$325,361

OPERATING EXPENSES:
Patent administration and licensing	34,919	36,212	133,808	143,037
Development	17,440	18,491	75,300	64,729
Selling, general and administrative	8,474	7,000	37,753	31,295
Repositioning	—	—	—	1,544
	60,833	61,703	246,861	240,605

Income from operations	25,288	37,980	168,960	84,756

OTHER EXPENSE (NET)	(4,699)	(13,706)	(15,432)	(23,237)
Income before income taxes	20,589	24,274	153,528	61,519
INCOME TAX PROVISION	(7,361)	(10,404)	(52,108)	(25,836)
NET INCOME	$13,228	$13,870	$101,420	$35,683
Net loss attributable to noncontrolling interest	(562)	(666)	(2,922)	(2,482)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$13,790	$14,536	$104,342	$38,165
NET INCOME PER COMMON SHARE — BASIC	$0.37	$0.35	$2.65	$0.93
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	37,207	40,977	39,420	41,115
NET INCOME PER COMMON SHARE — DILUTED	$0.36	$0.35	$2.62	$0.92
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	37,873	41,298	39,879	41,424
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$0.10	$0.70	$0.40

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Income before income taxes	$20,589	$24,274	$153,528	$61,519
Taxes paid	(28,836)	(21,625)	(114,876)	(24,961)
Non-cash expenses	19,779	30,982	72,324	80,771
Increase in deferred revenue	2,013	22,654	272,885	209,930
Deferred revenue recognized	(43,989)	(38,827)	(163,139)	(174,014)
Increase (decrease) in operating working capital, deferred charges and other	86,428	(18,003)	21,291	64,930
Capital spending and capitalized patent costs	(12,506)	(14,379)	(39,027)	(38,648)
FREE CASH FLOW	43,478	(14,924)	202,986	179,527

Tax benefit from share-based compensation	(1,218)	52	—	815
Acquisition of patents	—	(12,000)	(26,300)	(25,013)
Long-term investments	—	445	—	—
Proceeds from noncontrolling interests	1,276	1,276	5,101	7,652
Dividends paid	(7,609)	(4,121)	(23,729)	(12,354)
Share repurchases	(64,603)	(29,134)	(152,625)	(29,134)
Net proceeds from exercise of stock options	33	298	402	1,032
Unrealized loss on short-term investments	(121)	(283)	(358)	(1,353)
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$(28,764)	$(58,391)	$5,477	$121,172

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2014	DECEMBER 31, 2013
ASSETS
Cash & short-term investments	$703,928	$698,451
Accounts receivable (net)	51,702	92,830
Current deferred tax assets	54,019	26,197
Other current assets	33,530	40,036
Property & equipment and patents (net)	278,086	215,906
Other long-term assets (net)	73,326	39,763
TOTAL ASSETS	$1,194,591	$1,113,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$80,474	$66,262
Current deferred revenue	124,695	60,176
Long-term deferred revenue	293,342	243,864
Long-term debt & other long-term liabilities	220,403	209,061
TOTAL LIABILITIES	718,914	579,363
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	468,328	528,650
Noncontrolling interest	7,349	5,170
TOTAL EQUITY	475,677	533,820
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,194,591	$1,113,183

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Net cash provided (used) by operating activities	$55,984	$(545)	$242,013	$218,175
Purchases of property, equipment, & technology licenses	(3,899)	(1,859)	(7,095)	(4,591)
Capitalized patent costs	(8,607)	(12,520)	(31,932)	(34,057)
Free cash flow	$43,478	$(14,924)	$202,986	$179,527

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814